Exhibit 99.1

Tactical Resources Secures 1.5M Tons of Crushed Aggregate Feedstock in Texas

Agreement for mined tailings positions the Company to advance project development activities at its flagship Peak Project

VANCOUVER, BC / April 15, 2026 / Tactical Resources Corp. (TSXV:RARE) (OTC:USREF) ("Tactical" or the "Company"), a mineral exploration and development company focused on domestic rare earth elements ("REE") production, today announced it has entered into an Asset Purchase Agreement (the "APA") to acquire approximately 1.5 million tons of processed tailings from the Sierra Blanca Quarry (“SBQ”). Based on initial sampling and metallurgical testing, the crushed aggregate tailings materials appear to contain consistent REE mineralization and is expected to serve as potential near-term feedstock for the Company’s Peak Rare Earth Project.

The acquisition provides Tactical with secured feedstock material sourced from an active quarry operation, significantly reducing traditional mining and permitting timelines. By leveraging already extracted and stockpiled tailings, the Company is positioning to accelerate development of a domestic rare earth supply chain at a time of increasing U.S. demand and geopolitical urgency. The secured material is expected to support early-stage construction and potential initial processing at the Peak Project, representing a foundational step toward envisioned future revenue generation. Currently, there has been insufficient exploration to allow for an estimate of a mineral resource, nor have any such REE minerals been extracted on a commercial basis.

The acquisition represents a step in de-risking the Company’s development pathway by securing feedstock material within an established industrial site. By leveraging existing tailings, Tactical is advancing a strategy designed to compress project timelines and reduce capital intensity relative to traditional rare earth development, while supporting the buildout of a domestic U.S. supply chain amid increasing demand for critical minerals.

“This agreement moves us from access to ownership of a meaningful volume of potential feedstock,” said Ranjeet Sundher, Chief Executive Officer of Tactical Resources. “With approximately 1.5 million tons of material now secured, we are positioning the Peak Project to advance without the delays typically associated with a new mine development. Combined with our broader agreements at Sierra Blanca, this establishes a pathway from near-term feedstock to long-term asset ownership.”

Transaction Details

Pursuant to the APA, at closing, SBQ will sell, assign, transfer, convey and deliver to Tactical all of SBQ's right, title and interest in approximately 1.5 million tons of processed crushed aggregate feedstock currently stockpiled on the leased premises in Sierra Blanca, Texas. These assets represent accumulated byproduct material from SBQ's two-decade-long ballast crushing operations—material which based on initial sampling and metallurgical testing indicates elevated levels of rare earth elements and constitutes potential feedstock for the Company's planned rare earth extraction facility. The consideration for the acquisition consists of approximately 3,000,000 shares of common stock of PubCo (as defined below), to be issued at closing.

Closing of the APA is subject to, among other customary conditions, the completion of Tactical’s previously announced business combination (the “Transaction”) with Plum Acquisition Corp. III (OTC:PLMJF) (“Plum”), which is expected to result in the listing of the resulting issuer’s (“PubCo”) common shares on the Nasdaq Capital Market. The Transaction has received shareholder approval from the shareholders of Tactical and the shareholders of Plum. In December 2025, the Registration Statement on Form F-4 filed by Plum III Merger Corp. with the U.S. Securities and Exchange Commission became effective.

The Company has not yet applied to the TSX Venture Exchange (the “TSXV”) for review of the previously announced Purchase and Sale Agreement (“PSA”), dated March 16, 2026, or the APA described herein. The Company intends that all steps and transactions contemplated under the PSA and the APA will be completed only following the closing of the Transaction and the Nasdaq listing. In the event that the Company remains listed on the TSXV at the time of any proposed closing under the PSA or the APA, the Company will apply for and obtain TSXV review and approval, as required, prior to completing any such transactions.

Building a Scalable Feedstock Position

The APA builds on Tactical's previously announced PSA with SBQ and Dennis Walker and Becky Dean Walker, entered into on March 9, 2026, and announced on March 16, 2026. That agreement provides Tactical with: (i) an exclusive option, exercisable until five (5) business days after the date that is thirty-six (36) months following the fifth (5th) business day after Tactical’s parent company is first listed on the Nasdaq Stock Market, to acquire 100% of the membership interests of SBQ for a purchase price of US$29,000,000 (50% cash / 50% equity) (the “SBQ Purchase Price”); (ii) access to approximately four million tons of tailings; and (iii) rights to additional tailings produced thereafter.

The APA announced today converts a portion of that access into secured ownership, representing the first tranche of feedstock within a broader, staged acquisition strategy.

Together, the APA and the PSA establish a multi-layered position at Sierra Blanca – combining near-term feedstock availability with a defined pathway to full asset ownership. This approach is designed to support phased development of the Peak Project, beginning with existing material and expanding over time as additional assets are secured and technical work advances.

About Tactical Resources

Tactical is a mineral exploration and development company focused on U.S.-made rare earth elements used in semiconductors, electric vehicles, advanced robotics, and most importantly, national defense. The Company is also actively involved in the development of innovative metallurgical processing techniques to further unlock REEs development potential. The Company’s Peak Project is located in the Sierra Blanca area of Texas.

Ranjeet Sundher, Chief Executive Officer

Tel: +1-778-588-5483

For additional information, please visit www.tacticalresources.com.

About Plum Acquisition Corp. III

Plum Acquisition Corp. III is a special purpose acquisition company, which engages in effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Plum seeks to establish itself as the first-stop SPAC platform for high-quality companies, and the management team’s decades of operational experience leading technology companies, and the proprietary Accelerating Through the Bell operational playbook that helps companies list and grow in the public markets.

For additional information, please visit plumpartners.com.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Certain statements in this press release may contain forward-looking information (within the meaning of Canadian securities legislation), including, without limitation, the terms and closing of the Transaction, the APA and the PSA, the expected closing date of the Transaction, the APA and the PSA, the intended use of the tailings and the SBQ assets, the Company’s belief that the APA and the PSA enhances its ability to advance the Peak Project, the exercise of the option to acquire the membership interests of SBQ, the anticipated composition of the SBQ Purchase Price, the availability of successive extensions of the PSA term, and any required regulatory approvals. These statements address future events and conditions and, as such, involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the statements. Forward-looking statements speak only as of the date on which they are made. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include regulatory actions, market prices, continued availability of capital and financing, the quality or commercial viability of the tailings material, the satisfaction of conditions to closing of the Transaction, the ability of counterparties to perform their obligations under the APA and the PSA, and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements are based on the beliefs, estimates, and opinions of the Company’s management on the date the statements are made. Except as required by applicable law, the Company assumes no obligation to update or to publicly announce the results of any change to any forward-looking statement contained or incorporated by reference herein to reflect actual results, future events or developments, changes in assumptions, or changes in other factors affecting the forward-looking statements. If the Company updates any forward-looking statement(s), no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

3